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Exhibit 99.(a)

DANIEL L. GOODWIN
2901 Butterfield Road
Oak Brook, Illinois 60523
 palmer@inlandgroup.com

August 29, 2003

PRIME RETAIL, INC. 100 East North Pratt Street 19th Floor Baltimore, Maryland 21202 Attn: R. Kelvin Antill	PRIME RETAIL, INC. 100 East North Pratt Street 19th Floor Baltimore, Maryland 21202 Attn: Robert A. Brvenik, President & CFO

Re: Request for Stockholder List

Gentlemen:

        I am the record owner of 124,550 shares of 10.5% Series A Senior Cumulative Preferred Stock (the "Preferred Stock") of Prime Retail, Inc., a Maryland corporation (the "Company"). A copy of my stock certificate evidencing ownership of the aforesaid Preferred Shares is enclosed. As such record owner of the Preferred Stock, I hereby demand, pursuant to Section 2-513 of the Maryland General Corporation Law, the right to inspect and to make copies or extracts, during the Company's usual business hours, of the following:

  1.
  A complete record or list, verified under oath by an officer of the Company, its stock transfer agent or registrar, setting forth the name and address of each holder of Preferred Stock and the number of shares of Preferred Stock registered in the name of each holder as of the most recent practicable date, including, without limitation, shares of Preferred Stock held in record name by any central certificate depository system.

  2.
  On a daily basis, all transfer sheets showing any changes in the list of the holders subsequent to the date of the list provided in response to (1) above.

  3.
  All information in the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of the Preferred Stock, including a list of all owners who hold Preferred Stock in the name of Cede & Co. and other similar nominees and any respondent bank listings obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934.

  4.
  All lists, tapes and other data in the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-l and 14b-2 promulgated under the Securities Exchange Act of 1934, which set forth the name and address of, and the number of shares owned by, each beneficial owner of the Company's Preferred Stock who has not objected to disclosure of his or her name.

        The purpose of this demand is to permit me to communicate with other holders of Preferred Stock regarding our investment in the Preferred Stock and the impact on our investment of the proposed sale of the Company to an affiliate of the Lightstone Group, LLC. I agree to bear the reasonable costs incurred by the Company in connection with the production of the requested materials.

        I hereby designate Jonathan J. Stein and Robert Weinstein and each of their respective partners, employees and other persons designated by any of them, acting together, singly or in any combination, to act as my agent in connection with this request.

        Please advise me as to the time and place that the requested information will be made available in accordance with this request. Under Maryland law the Company is required to make the requested information available within twenty (20) days of the date of this letter. An affidavit relating to this demand is attached to this letter.

        Please acknowledge receipt of this letter by signing and dating the enclosed copy and returning it to me in the enclosed envelope.

Very truly yours,
/s/ DANIEL L. GOODWIN
Enclosures
RECEIPT ACKNOWLEDGED
, 2003.

PRIME RETAIL, INC.

By:
        Name:
                Title:

VIA FEDERAL EXPRESS and
FACSIMILE TRANSMISSION
TO: (410)234-1701

AFFIDAVIT

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF DUPAGE	)

        I, Daniel L. Goodwin, having been duly sworn, depose and say that I am the record Holder of 124,550 shares of 10.5% Series A Senior Cumulative Preferred Stock of Prime Retail, Inc. and that the facts and statements contained in the attached demand are true and correct in all material respects.

Daniel L. Goodwin

Subscribed and Sworn to before me
this                day of August, 2003.

      Notary Public

      [COPY OF STOCK CERTIFICATE FOR 124,550 SHARES OF 10.5% SERIES A
      SENIOR CUMULATIVE PREFERRED STOCK]

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Re: Request for Stockholder List